UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14C Information

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

PROFESSIONAL DIVERSITY NETWORK, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

PROFESSIONAL DIVERSITY NETWORK, INC.

55 E. Monroe Street, Suite 2120

Chicago, Illinois, 60603
(312) 614-0950

NOTICE OF ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Dear Stockholders of Professional Diversity Network, Inc.:

This Notice and accompanying Information Statement are being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Professional Diversity Network, Inc., a Delaware corporation (the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the action described below (the “Corporate Action”) by the unanimous written consent of the Board of Directors of the Company (the “Board”) and by written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Company in lieu of a special meeting of stockholders:

The adoption and approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a change and reclassification of the Company’s issued and outstanding shares of Common Stock, as of the close of business on the effective date of the Amendment, through a reverse stock split (the “Reverse Stock Split”) at a ratio of 1.5-to-1, 2-to-1, 3-to-1, 4-to-1, 5-to-1, 10-to-1 or 20-to-1, as determined necessary and desirable by management to achieve and maintain a minimum market trading price of at least $1.00 per share for the Common Stock, which may be implemented multiple times if necessary with any resulting fractional shares to be cashed out.

On November 4, 2024, the Board unanimously adopted resolutions approving the Corporate Action.

The purpose of this Information Statement is to notify our stockholders that on January 24, 2025, Cosmic Forward Limited, Aurous Vertex Limited, Koala Malta Limited, EGBT Foundation Ltd., Eighty-eight Investment LLC, Xin (Adam) He, and Yu Tian, collectively holding approximated 52.13% of the total issued and outstanding Common Stock (collectively, the “Majority Stockholders”), executed a written consent in lieu of a special meeting of stockholders (the “Majority Stockholder Written Consent”), approving the Corporate Action. The Majority Stockholder Written Consent constitutes the stockholder approval required for the Corporate Action under the Delaware General Corporation Law (the “DGCL”) and the Company’s Bylaws. As a result, no further action by any other stockholder is required to approve the Corporate Action, and we have not and will not be soliciting your approval of the Corporate Action. Nevertheless, the holders of our Common Stock of record at the close of business on January 24, 2025 (the “Record Date”), are entitled to notice of the Majority Stockholder Written Consent. Mr. Xin (Adam) He, one of the Majority Stockholders and the 100% beneficial owner of Eighty-eight Investment LLC, also serves as the Company’s Chief Executive Officer.

In accordance with Rule 14c-2 promulgated under the Exchange Act, the Corporate Action will become effective no sooner than 20 calendar days after we mail the Definitive Information Statement to our stockholders.

This notice and the accompanying Information Statement are being mailed to the holders of our securities as of the Record Date on or about [●], 2025. This Notice and the accompanying Information Statement shall constitute notice to you of the action by Majority Stockholder Written Consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

Dated: [●], 2025	/s/ Hao (Howard) Zhang
Hao (Howard) Zhang, Chairman of the Board of Directors

PROFESSIONAL DIVERSITY NETWORK, INC.

Table of Contents

GENERAL INFORMATION	1

PURPOSE OF THE REVERSE STOCK SPLIT	2

NASDAQ Requirements for Continued Listing	2

Potential Increased Investor Interest	2

Employee Retention	3

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT	3

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT	3

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT	4

Issued and Outstanding Shares of Common Stock	4

Relative Increase in Number of Authorized Shares of Common Stock for Issuance	4

Equity Compensation Plans and Outstanding Awards	5

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES, IF APPLICABLE	5

Registered “Book-Entry” Holders of Common Stock	6

Beneficial Holders of Common Stock	6

Holders of Certificated Shares of Common Stock	6

FRACTIONAL SHARES	6

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.	7

NO APPRAISAL RIGHTS	7

NO GOING PRIVATE TRANSACTION	7

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL	7

ANTI-TAKEOVER EFFECTS OF PROPOSED AMENDMENT	7

ACCOUNTING TREATMENT OF THE REVERSE STOCK SPLIT	8

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT	8

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.	9

DESCRIPTION OF COMMON STOCK	9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10

Delivery of Information to a Shared Address	11

Cautionary Note Regarding Forward-Looking Statements	11

Where You Can Find More Information	11

i

PROFESSIONAL DIVERSITY NETWORK, INC.
55 E. Monroe Street, Suite 2120

Chicago, Illinois, 60603
(312) 614-0950

INFORMATION STATEMENT
[●], 2025

GENERAL INFORMATION

This Information Statement has been filed with the U.S. Securities and Exchange Commission (“SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of the common stock, par value $0.01 per share (the “Common Stock”), of Professional Diversity Network, Inc., a Delaware corporation (the “Company”) as of the close of business on January 24, 2025 (the “Record Date”), to notify such stockholders that on January 24, 2025, the Company received a written consent in lieu of a special meeting of stockholders (the “Majority Stockholder Written Consent”) from Cosmic Forward Limited, Aurous Vertex Limited, Koala Malta Limited, EGBT Foundation Ltd., Eighty-eight Investment LLC, Xin (Adam) He, and Yu Tian, collectively holding approximated 52.13% of the total issued and outstanding voting power of the Company (the “Majority Stockholders”), approving the following corporate action (the “Corporate Action”):

The adoption and approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a change and reclassification of the Company’s issued and outstanding shares of Common Stock, as of the close of business on the effective date of the Amendment, through a reverse stock split (the “Reverse Stock Split”) at a ratio of 1.5-to-1, 2-to-1, 3-to-1, 4-to-1, 5-to-1, 10-to-1 or 20-to-1, as determined necessary and desirable by management to achieve and maintain a minimum market trading price of at least $1.00 per share for the Common Stock, which may be implemented multiple times if necessary with any resulting fractional shares to be cashed out.

The Majority Stockholder Written Consent also approved that in accordance with Section 242(c) of the Delaware General Corporation Law (the “DGCL”), prior to the effectiveness of the filing of the Certificate of Amendment or Amendments, notwithstanding the authorization by the stockholders, the Board may abandon any of the proposed Amendments without further action of the stockholders. A form of the Certificate of Amendment is attached to this Information Statement as Annex A. Mr. Xin (Adam) He, one of the Majority Stockholders and the 100% beneficial owner of Eighty-eight Investment LLC, also serves as the Company’s Chief Executive Officer.

On November 4, 2024, the Company’s Board approved the Corporate Action, subject to stockholder approval. The Majority Stockholder Written Consent that we received constitutes the only stockholder approval required for the Corporate Action under the DGCL, the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Bylaws. As a result, no further action by any other stockholder is required to approve the Corporate Action and we have not and will not be soliciting your approval of the Corporate Action. Nevertheless, the holders of our Common Stock of record at the close of business on the Record Date are entitled to notice of the stockholder action by written consent.

In accordance with Rule 14c-2 promulgated under the Exchange Act, the Corporate Action will become effective no sooner than 20 calendar days after we mail the Definitive Information Statement to our stockholders.

Because the Reverse Stock Split will decrease the number of outstanding shares of our Common Stock at a ratio of 1.5-to-1, 2-to-1, 3-to-1, 4-to-1, 5-to-1, 10-to-1 or 20-to-1, but will not decrease the number of shares of Common Stock that the Company will be authorized to issue, the Certificate of Amendment would result in a relative increase in the number of authorized and unissued shares of our Common Stock. For more information on the relative increase in the number of authorized shares of our Common Stock, see “—Principal Effects of the Reverse Stock Split—Issued and Outstanding Shares of Common Stock” below.

PURPOSE OF THE REVERSE STOCK SPLIT

The Board submits the proposed Reverse Stock Split to our stockholders for approval with the primary intent of increasing the per share price of our Common Stock for the following reasons:

●	to ensure compliance with the $1.00 per share of Common Stock minimum bid price requirement for continued listing on the NASDAQ Stock Market (“NASDAQ”);

●	to encourage increased investor interest in our Common Stock and promote greater liquidity for our stockholders; and

●	to help attract, retain, and motivate employees.

NASDAQ Requirements for Continued Listing

Our shares of Common Stock are quoted on NASDAQ under the symbol “IPDN.” For our Common Stock to continue trading on NASDAQ, the Company must comply with various listing standards, including that the Company maintain a minimum closing bid price of $1.00 per share pursuant to NASDAQ Listing Rule 5550(a)(2).

On June 27, 2024, the Company received a written notification from NASDAQ stating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”) because for the previous 30 consecutive business days the closing bid price of our Common Stock was below $1.00 per share, the minimum price required for continued listing on NASDAQ. Pursuant to such notification, the Company was given a 180-day period to regain compliance.

On January 9, 2025, the Company received a letter from NASDAQ stating that the Company has not regained compliance with the Bid Price Rule and is not eligible for a second 180-day extension period. Accordingly, unless the Company requests an appeal of NASDAQ staff’s determination, NASDAQ staff has determined that the Company’s Common Stock will be scheduled for delisting from NASDAQ and will be suspended at the opening of business on January 21, 2025, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s Common Stock from listing and registration on NASDAQ.

On January 14, 2025, the Company filed an appeal of NASDAQ staff’s determination to a hearings panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rules. A hearing request will stay the suspension of the Company’s securities and the filing of Form 25-NSE pending the Panel’s decision. The Company has been asked to provide a plan to regain compliance to the Panel, and the Reverse Stock Split is part of such plan to regain compliance. We believe that the Reverse Stock Split is our best means of increasing and maintaining the price of our Common Stock to above $1.00 per share in compliance with NASDAQ requirements.

Potential Increased Investor Interest

In addition, in approving the proposed Corporate Action, the Board considered that the Reverse Stock Split and the resulting increase in the per share price of our Common Stock could encourage increased investor interest in our Common Stock and promote greater liquidity for our stockholders.

Many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. A greater price per share of our Common Stock could allow a broader range of institutions to invest in our Common Stock. Additionally, investors may be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. For all of these reasons, we believe the Reverse Stock Split could potentially increase marketability, trading volume, and liquidity of our Common Stock.

Employee Retention

The Board believes that some potential employees are less likely to work for the Company if we have a low stock price or are no longer listed on NASDAQ, regardless of the size of our overall market capitalization. Accordingly, the Board believes that a higher stock price, which may be achieved through a reverse stock split, could help attract, retain, and motivate employees.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

The Board believes that a range of ratios (as opposed to a single reverse stock split ratio) is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be effected. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be determined by the Board will be a number chosen from 1.5-for-1, 2-for-1, 3-for-1, 4-for-1, 5-for-1, 10-for-1, and 20-for-1 (the “Split Ratio”). In addition, the Board has the flexibility to do one or more additional Reverse Stock Splits should it determine that doing so is necessary to achieve at least a $1.00 per share price of our Common Stock in compliance with NASDAQ requirements.

In determining the exact Split Ratio and whether and when to effect the Reverse Stock Split, the Board will consider a number of factors, including, without limitation:

●	our ability to maintain the listing of our Common Stock on NASDAQ;

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of our Common Stock outstanding immediately before and after the Reverse Stock Split;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our Common Stock;

●	the anticipated impact of a particular ratio on our market capitalization; and

●	prevailing general market and economic conditions.

We believe that granting our Board the authority to pick the ratio for the Reverse Stock Split, as well as determining whether any additional Reverse Stock Split is necessary, is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Stock Split ratio.

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

There are risks associated with the Reverse Stock Split, including, without limitation, that the Reverse Stock Split may not result in a sustained increase in the per share price of our Common Stock. There is no assurance that:

●

the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding immediately before the Reverse Stock Split;

●

the Reverse Stock Split will result in a per share price that will increase the level of investment in our Common Stock by institutional investors or increase analyst and broker interest in our Company;

●	the Reverse Stock Split will result in a per share price that will increase our ability to attract and retain employees and other service providers; and

●

the market price per share of our Common Stock will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ, or that we will otherwise meet the requirements of NASDAQ for continued listing on NASDAQ.

Stockholders should note that the effect of the Reverse Stock Split, if any, upon the trading price of our Common Stock cannot be accurately predicted. In particular, we cannot assure you that the price for a share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split or, even if it does, that such price will be maintained for any period of time.

Even if an increased per share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above under “Purpose of the Reverse Stock Split.” Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our Common Stock.

While we aim that the Reverse Stock Split will be sufficient to maintain our listing on NASDAQ, it is possible that, even if the Reverse Stock Split results in a bid price for our Common Stock that exceeds $1.00 per share of Common Stock, we may not be able to continue to satisfy NASDAQ’s additional requirements and standards for continued listing of our Common Stock on NASDAQ.

We believe that the Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the price of our Common Stock does not increase as a result of the Reverse Stock Split.

Additionally, if the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” (i.e., less than 100 shares of Common Stock). A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of our Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of our Common Stock.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

Issued and Outstanding Shares of Common Stock

If the Reverse Stock Split is effected, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of our Common Stock upon effectiveness of the Reverse Stock Split.

Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s relative percentage ownership interest in the Company, voting rights, or other rights that accompany shares of our Common Stock. Shares of our Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable, and the par value per share of Common Stock will remain $0.01.

As of January 28, 2025, the Company had 18,232,748 shares of Common Stock issued and outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1.5-for-1, 2-for-1, 3-for-1, 4-for-1, 5-for-1, 10-for-1 or 20-for-1, the number of issued and outstanding shares of Common Stock immediately after the Reverse Stock Split would be approximately 12,155,165 shares of Common Stock, 9,116,374 shares of Common Stock, 6,077,582 shares of Common Stock, 4,558,187 shares of Common Stock, 3,646,549 shares of Common Stock, 1,823,274 shares of Common Stock, and 911,637 shares of Common Stock, respectively.

Relative Increase in Number of Authorized Shares of Common Stock for Issuance

The Reverse Stock Split will not affect the number of authorized shares of capital stock of the Company, which will remain at 46,000,000 shares, consisting of (i) 45,000,000 shares of Common Stock, and (ii) 1,000,000 shares of preferred stock.

Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction resulting from the Reverse Stock Split.

All or any of the authorized and unissued shares of Common Stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of Common Stock are issued, these new shares would have the same voting and other rights and privileges as those currently issued.

Except pursuant to the Company’s equity incentive plans for our employees and directors, the Company presently has no plan, commitment, arrangement, understanding, or agreement regarding the issuance of Common Stock. However, the Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future.

Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued shares of Common Stock, the future issuance of additional shares of Common Stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of Common Stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of Common Stock. If these factors are reflected in the price per share of our Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

The Reverse Stock Split will have no effect on the number of authorized shares of preferred stock, and we currently do not have any outstanding shares of preferred stock.

Equity Compensation Plans and Outstanding Awards

Pursuant to the Company’s 2023 equity incentive plan (as amended, the “Plan”), we have granted stock options and restricted stock units and other awards to our employees, directors and consultants.

If the Reverse Stock Split is effected, under the terms of the Plan and outstanding award agreements, the total number of shares of Common Stock issuable upon exercise or vesting of such awards and the total number of shares of Common Stock remaining available for future awards under the Plan would be proportionately reduced based on the Split Ratio determined by our Board, and any fractional shares that may result therefrom will be cashed out. Furthermore, the exercise price of any outstanding options would be equitably adjusted in accordance with the terms of the Plan and outstanding award agreements. Our Board has authorized the Company to effect any changes necessary, desirable or appropriate to give effect to the Reverse Stock Split under the Plan, including any applicable technical, conforming changes thereunder.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES, IF APPLICABLE

If our Board determines to effect the Reverse Stock Split at certain Split Ratio, the Reverse Stock Split will become effective at the specified time on the Certificate of Amendment filed with the Secretary of State of Delaware (the “Effective Time”). At the Effective Time, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into new shares of Common Stock, as applicable, in accordance with the Split Ratio contained in the Certificate of Amendment.

Registered “Book-Entry” Holders of Common Stock

As soon as practicable after the Effective Time, stockholders will be notified by our transfer agent that the Reverse Stock Split has been effected. If you hold shares of Common Stock in book-entry form, you will not need to take any action to receive post-reverse stock split shares of our Common Stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-reverse stock split shares of Common Stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to your registered address as soon as practicable after the Effective Time (see “Fractional Shares” below).

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares of Common Stock held by stockholders in “street name” (i.e., through a bank, broker, custodian, or other nominee), in the same manner as registered “book-entry” holders of Common Stock. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our Common Stock with a bank, broker, custodian, or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian, or other nominee.

Holders of Certificated Shares of Common Stock

Some stockholders hold their shares of Common Stock in certificate form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-reverse stock split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-reverse stock split shares of our Common Stock for a statement of ownership. When you submit your certificate or certificates representing the pre-reverse stock split shares of our Common Stock, your post-reverse stock split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate representing the aggregate number of post-reverse stock split shares you own, you will receive a statement indicating the number of post-reverse stock split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a certificate representing your post-reverse stock split ownership interest.

FRACTIONAL SHARES

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be in an amount equal to the relevant percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-reverse stock split stockholders to the extent that there are stockholders holding fewer than that number of pre-reverse stock split shares within the reverse stock split ratio that is determined as described above. Reducing the number of post-reverse stock split stockholders, however, is not the purpose of this Corporate Action.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning at the Effective Time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

NO APPRAISAL RIGHTS

Under the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Company’s Bylaws, the Company’s stockholders will not be entitled to appraisal rights with respect to the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.

NO GOING PRIVATE TRANSACTION

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our Common Stock, as set forth below in the section entitled “Common Stock Ownership of Certain Beneficial Owners and Management.” Mr. Xin (Adam) He, our CEO and the 100% beneficial owner of Eighty-eight Investment LLC, is one of the Majority Stockholders who executed the consent. However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any of our other stockholders.

ANTI-TAKEOVER EFFECTS OF PROPOSED AMENDMENT

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the Reverse Stock Split described herein, that may be used as an anti-takeover mechanism. An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of Common Stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the increased available shares might be to make it more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other change in control transaction).

Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

ACCOUNTING TREATMENT OF THE REVERSE STOCK SPLIT

If the Reverse Stock Split is effected, the par value per share of our Common Stock will remain unchanged at $0.01. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our Common Stock will be reduced in proportion to the size of the Split Ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to stockholders that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our Common Stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are not U.S. Holders (as defined below); or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

This brief summary addresses only stockholders that are U.S. Holders. For purposes of this brief discussion, a “U.S. Holder” is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a stockholder should not recognize gain or loss as a result of the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the stockholder’s aggregate tax basis in the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such stockholder’s holding period in the shares of the Common Stock received should include the holding period of the shares of the Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered pursuant to the Reverse Stock Split to shares of Common Stock received pursuant to the Reverse Stock Split. Stockholders holding shares of Common Stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder who receives cash in lieu of a fractional share of Common Stock should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A stockholder who receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the stockholder’s adjusted tax basis allocable to the fractional share. Stockholders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

A stockholder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed Internal Revenue Service Form W-9) may also be subject to backup withholding at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

DESCRIPTION OF COMMON STOCK

Number of Shares. The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of 45,000,000 shares of Common Stock, $0.01 par value per share, of which 18,232,748 shares were issued and outstanding on January 28, 2025. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The Bylaws of the Company provides that except as otherwise required by law or the Certificate of Incorporation, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders. The Company has no other capital stock issued or outstanding. As such, the approval of a majority of the outstanding shares of Common Stock was necessary to authorize the Corporate Action described herein.

Dividends. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available. Except as described in “Stock Buyback Plan” below, we have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Stock Buyback Plan. The Company had a share repurchase program (“Stock Buyback Plan”) under which it was authorized to purchase up to $2.0 million of its outstanding common shares. The timing and amount of any shares repurchased under the Stock Buyback Plan depended on a variety of factors, including price, corporate and regulatory requirements, capital availability and other market conditions. The Stock Buyback Plan expired in 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our directors and named executive officers as a group.

The percentage ownership information shown in the table is based upon a total of 18,232,748 shares of Common Stock issued and outstanding as of January 28, 2025.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the date that is 60 days after the date of this information statement. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address for each person or entity listed in the table is c/o Professional Diversity Network, Inc., 55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Cosmic Forward Limited	2,692,272	14.77%
Aurous Vertex Limited	2,500,000	13.71%
Koala Malta Ltd.	1,999,755	10.97%
Eighty-eight Investment LLC	1,000,000	7.03%

Executive Officers and Directors
Hao (Howard) Zhang	54,995	*
Xin (Adam) He**	1,280,938	7.03%
Megan Bozzuto	9,493	*
Christopher Renn	18,769	*
Michael D. Belsky	43,791	*
Katherine Lauderdale	-	-
Ge Yi	-	-
Directors and officers as a group (seven persons)	1,407,986	7.72%

*	Less than 1%
**

The shares of Common Stock beneficially owned by Xin (Adam) He consist of: (i) 1,000,000 shares of Common Stock owned by Eighty-eight Investment LLC, which is wholly owned by Xin (Adam) He through East Zone LLC, and (ii) 280,938 shares of Common Stock owned directly by Xin (Adam) He.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 55 E. Monroe Street, Suite 2120, Chicago, Illinois, 60603, Attn: Xin (Adam) He, or call the Company at 312-614-0950 and we will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

This Information Statement is provided to the stockholders of the Company only for information purposes in connection with the Corporate Actions, in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward looking statements that involve risks and uncertainties, principally in the section entitled “Description of Securities.” All statements other than statements of historical fact contained in this Information Statement, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Information Statement. Before you invest in our securities, you should be aware that the occurrence of the events described in this Information Statement could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Information Statement to conform our statements to actual results or changed expectations.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov.

As we obtained the requisite stockholder vote for the Corporate Action described in this Information Statement upon delivery of written consents from the holders of a majority of our outstanding shares of Common Stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

Dated: [●], 2025

By Order of the Board of Directors

/s/ Hao (Howard) Zhang
Hao (Howard) Zhang, Chairman of the Board of Directors

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PROFESSIONAL DIVERSITY NETWORK, INC.

Professional Diversity Network, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. The name of the Company is Professional Diversity Network, Inc., and the Company was originally incorporated pursuant to the General Corporation Law on January 31, 2012.

2. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) is hereby amended as follows:

Article IV of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4. Stock

4.1 Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of all classes of stock that the Corporation is authorized to issue is 46,000,000.

4.2 Common Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is 45,000,000 shares, $0.01 par value per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.

Effective as of 12:01, EDT, on __________, 2025 (the “Effective Time”), each [___]1 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid, and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead be entitled to receive a cash payment in lieu of such fractional shares. The cash payment to be paid will be in an amount equal to the relevant percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

1 Shall be 1.5, 2, 3, 4, 5, 10 or 20, which number is referred to as the “Split Ratio” (it being understood that the Split Ratio chosen by the board of directors of the Company shall, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the board and stockholders in accordance with Section 242 of the Delaware General Corporation Law).

4.3 Preferred Stock. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 1,000,000 shares, $0.01 par value per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in the Corporation’s Certificate of Incorporation, as amended as restated (the “Charter”), to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. This Amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed as of _________________, 2025.

PROFESSIONAL DIVERSITY NETWORK, INC.

By:
Name:
Title: